EXHIBIT 99.3
TRADING DATA
The following table and the transactions set forth on Exhibit 99.2 set forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Expiration Date
Sachem Head LP	11/2/2020	Sell	29,700	$31.01	OTC physically settled total return swap*	6/8/2023
Sachem Head Master LP	11/2/2020	Buy	29,700	$31.01	OTC physically settled total return swap*	10/31/2023

*Trade represents a rebalancing transaction.